EXHIBIT 1.0

Asset Purchase Agreement  06/13/03
TRSG and Asmara
Page 1 of 36



                            ASSET PURCHASE AGREEMENT

                                  by and among

                   Asmara, Inc., a North Carolina Corporation,

                                       And

           The Resourcing Solutions Group, Inc., a Nevada Corporation

                              Dated April 25, 2003



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                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is dated April 25, 2003, by and among The Resourcing Solutions Group, Inc., a Nevada corporation ("Buyer"); and Asmara, Inc., a North Carolina corporation (Seller").

                                    RECITALS

Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. Sale and Transfer of Assets.

1.1 ASSETS TO BE SOLD. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any encumbrances other than any permitted herein, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (the "Assets"):

     (a) all tangible personal property, as listed in Exhibit "A" (the "Tangible Personal Property");

     (b) all cash on deposit, cash equivalents and short-term investments on hand prior to consummation of this transaction, including those amounts received from a business for which Seller has agreed to provide PEO services ("Clients") in connection with the performance by Clients of obligations under their PEO Contracts with Seller and for which Seller has a corresponding obligation that constitutes an Assumed Liability and all funds on deposit or in restricted accounts for the purpose of securing insurance coverage.

     (c) all accounts receivable, as listed in Exhibit "B" (the "Accounts Receivable");

     (d) all contracts with customers and suppliers, as listed in Exhibit "C", which includes all outstanding offers or solicitations made by or to Seller to enter into any contract (the "Contracts");

     (e) all Governmental  Authorizations and all pending applications  therefor
     or  renewals  thereof,   as  listed  in  Exhibit  "D"  (the   "Governmental
     Authorizations");

     (f) all insurance programs being offered by Seller to its PEO (Professional Employer Organization) customers, as listed in Exhibit "E" (the "Insurance Programs");

     (g) all interest in and securities owned of all subsidiary operations and corporations as listed in Exhibit "F";


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     (h) all  claims  for  refund  of taxes and other  governmental  charges  of whatever nature; and

     (i) all data and records related to the operations of Seller, including client and customer lists and records, referral sources, market research reports, financial and accounting records, advertising materials, promotional materials, correspondence and other similar documents and records, which shall be preserved by Buyer as provided in Paragraph 10.8, below;

     (j) all of the intangible rights and property of Seller, including intellectual property assets, telephone, telecopy and e-mail addresses and listings;

     (k) all claims of Seller against third parties relating to the Assets; and

          (l) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

The transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets unless Buyer expressly assumes that liability herein.

1.2  EXCLUDED  ASSETS:  Notwithstanding  anything to the  contrary  contained in
Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

     (a) all minute books, stock Records and corporate seals;

     (b) the shares of capital stock of Seller held in treasury;

     (c) all affiliated company receivables from other organizations and corporations owned by the sole shareholder of the Seller.

     (d) all personnel records and other records that Seller is required by law to retain in its possession, in which case, copies will be made at Buyer's request and at Buyer's expense; and

     (e) all rights of Seller under this Agreement, the Bill of Sale and the Assignment and Assumption Agreement.

1.3 CONSIDERATION: The consideration for the Assets (the "Purchase Price") will be $1,965,000 in the assumption of certain liabilities as specified in Section

1.4(a), following (the Assumed Liabilities). At the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows:

     (a) five thousand dollars ($5,000.00) by cash or company check; and

     (b) the assumption of the Assumed Liabilities through the execution and delivery of the Assignment and Assumption Agreement.


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Thereafter, the Buyer shall cause the following options to be delivered annually to W. Revel Bellamy:

     (c) Options on 500,000 shares of the common stock of the Buyer, at a strike price of $0.03 per share, should Asmara achieve an average EBITDA of greater than one percent (1%) and less than two percent (2%) of sales during the 24 months following the closing.

     (d) Options on 1,000,000 shares of the common stock of the Buyer, at a strike price of $0.03 per share, should Asmara achieve an average EBITDA of greater than two percent (2%) of sales or greater over the 24 months following the closing.


1.4  LIABILITIES

     (a) Assumed  Liabilities.  On the Closing,  Buyer shall assume and agree to
     discharge   only  the  following   liabilities   of  Seller  (the  "Assumed
     Liabilities") :

          (i)  the   outstanding   liabilities  of  Seller  listed  on  Schedule
     1.4(a)(i), not to exceed one million, five hundred thousand dollars ($1,525,000.00) at the time of the Closing;

          (ii) the outstanding amounts payable by Seller directly to the shareholder of Asmara, Inc., W. Revel Bellamy, as listed on Schedule 1.4(a)(ii), not to exceed four hundred thirty thousand dollars ($430,000.00) at the time of the Closing;

          (iii) any Liability arising after the Closing under the Contracts described in Schedule 3.15(a), except for:

          A. any Liability arising out of or relating to a breach of any of the Contracts described in Schedule 3.15(a) that occurred prior to the Closing other than that referred to in Paragraph 1.4
               (a)(i), above, and

          B. any liability arising out of or relating to any of the Contracts described in Schedule 3.15(a) for which Seller has received payment from a Client thereunder and for which Seller has not provided the full payment thereof to Buyer other than that referred to in Paragraph 1.4(a)(i), above;

          (iv) any liability of Seller described in Schedule 1.4(a)(iii)

     (b) Retained Liabilities. All liabilities not expressly assumed by Buyer herein (the "Retained Liabilities"), at the time of the Closing, shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.


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2. Closing.

2.1 TIME AND PLACE. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of the Seller on April 25, 2003, unless Buyer and Seller otherwise agree.

2.2 CLOSING OBLIGATIONS. At the Closing:

     (a) Seller shall deliver to Buyer (together referred to as "Seller's Closing Documents"):

          (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit "G" (the "Bill of Sale") executed by Seller;

          (ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit "H", which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller, except that the Contracts with Seller's PEO clients, (A) existing at the time of the Closing and (B) entered into between that time and December 31, 2002 (which shall be included as part of the "Contracts"), which have not been terminated prior to April 30, 2003, will be assigned to Buyer on the first business day following May 1, 2003;

          (iii)  assignments of all intellectual  property assets  identified in
     Schedule 3.18;

          (iv) employment agreements in the form of Exhibit "I" (the "Employment Agreements") executed by W. Revel Bellamy and Timothy L. Maness;

          (v) non-competition agreement in the form of Exhibit "J" (the "Non-competition Agreement"), executed by W. Revel Bellamy and Timothy L. Maness;

          (vi) a certificate executed by an officer of the Seller as to the accuracy of Seller's representations and warranties as of the date of this Agreement and as of the Closing, and as to Seller's compliance with and performance of Seller's covenants and obligations to be performed or complied with at or before the Closing; and

          (vii) a certificate of the Secretary of Seller certifying requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated herein.

     (b) Buyer shall deliver to Seller (together referred to as "Buyer's Closing Documents"):

          (i) five thousand dollars ($5,000.00) by cash or company check;


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          (ii) the Assignment and Assumption Agreement executed by Buyer;

          (iii) agreements for the employment of W. Revel Bellamy and Timothy L. Maness ("the Employment Agreements") executed by Buyer;

          (iv) a certificate executed by an officer of the Buyer as to the accuracy of Buyer's representations and warranties as of the date of this Agreement and as of the Closing, and as to Buyer's compliance with and performance of Buyer's covenants and obligations to be performed or complied with at or before the Closing; and

          (v) a certificate of the Secretary of Buyer certifying, all requisite resolutions or actions of Buyer's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the transactions contemplated herein.


3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING. Schedule 3.1 contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

     (a) This Agreement, and all other agreements related hereto, constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors.

     (b)Neither   the  execution   and  delivery  of  this   Agreement  nor  the
     consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

          (i) breach any provision of any of the governing documents of Seller or any resolution adopted by the board of directors or the shareholders of Seller;


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          (ii) breach or give any  governmental  body or other  person or entity the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under any legal requirement or any order to which Seller or any of the Assets may be subject;

          (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

          (iv) cause Buyer to become subject to, or to become liable for the payment of, any tax;

          (v) Breach any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract;

          (vi) result in the imposition or creation of any encumbrance upon or with respect to any of the Assets; or

          (vii) result in any shareholder of the Seller having the right to exercise dissenters' appraisal rights.

     (c) Seller is not required to give any notice to or obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer: (a) an unaudited balance sheet of Seller as at December 31, 2001 (the "Balance Sheet"), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, (b) an unaudited balance sheet of Seller as at March 31, 2003, (the "Interim Balance Sheet") and the related unaudited statement[s] of income, and cash flows for the three (3) months then ended. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 3.3 reflect and will reflect the consistent application of such accounting principles throughout the periods involved. The financial statements have been and will be prepared from and are in accordance with the accounting records of Seller. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls

3.4 SUFFICIENCY OF ASSETS. Except as set forth in Schedule 3.4, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever,


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necessary  to operate  Seller's  business  in the manner  presently  operated by
Seller and (b) include all of the operating assets of Seller, other than the Excluded Assets.

3.5 DESCRIPTION OF LEASED REAL PROPERTY. Schedule 3.5 contains an accurate description (by location, name of lessor, date of Lease and term expiry date) of the sole real property lease of Seller. It is agreed that Buyer will assume such lease for a period of ninety (90) days, with an option to assume the full balance of such lease term under the current lease terms and conditions.

3.6 TITLE TO ASSETS; ENCUMBRANCES. Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances. Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all encumbrances.

3.7 ACCOUNTS RECEIVABLE. All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing and those receivables excluded under Section 1.2 of this Agreement, such Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.8 NO UNDISCLOSED LIABILITIES. Seller has no liability except for liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of Seller since the date of the Interim Balance Sheet.

3.9 TAXES. All Taxes that Seller is or was required by legal requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required or otherwise disclosed, have been paid to the proper governmental body or other entity.

3.10 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.11 EMPLOYEE BENEFITS.

     (a) Set forth in Schedule 3.11(a) is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code (the "Code"), and all other bonus, incentive-compensation, deferred-


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     compensation, profit-sharing, stock-option, stock-appreciation-right, stock
     -bonus,  stock-purchase,   employee-stock-ownership,   savings,  severance,
     change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Schedule 3.11(a) identifies as such any Employee Plan that is (w) a "Defined Benefit Plan" (as defined in
     Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a "Multiemployer Plan" (as defined in
     Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.11(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

     (b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration


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     statements  filed with respect to any Employee  Plan;  (vii) all  contracts
     with   third-Party   administrators,    actuaries,   investment   managers,
     consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications
     and  memoranda,   employee  handbooks  and  other  written   communications
     regarding the Employee Plans.

     (c) Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities
     (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Part 3.16(c) in a manner consistent with the Statement of Financial Accounting Standards No. 87. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

     (d) No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

     (e) Neither Seller nor any ERISA Affiliate has any liability or has knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated herein will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under
     Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code,
     (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.


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


     (f) Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

     (g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

     (h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

     (i) There is no material pending or threatened proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated herein will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

     (j) Seller has  maintained  workers'  compensation  coverage as required by
     applicable   state  law   through   purchase  of   insurance   and  not  by
     self-insurance or otherwise.

     (k) Except as required by legal requirements and as provided in Section 10.1(d), the consummation of the transactions contemplated herein will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

     (l) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

     (m) None of the transactions contemplated herein will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

     (n) With respect to any Employee Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:

          (i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

          (ii) Seller  would not be subject to any  withdrawal  liability  under
     Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a "complete withdrawal" (as defined in ERISA Section
     4203) or a "partial withdrawal" (as defined in ERISA Section 4205) from such Multiemployer Plan.

     (o) Multiemployer Plan.

          (i) The parties intend to comply with the requirements of Section 4204 of ERISA in order that the transactions contemplated by this Agreement shall not be deemed a complete or partial withdrawal from the Asmara MEP 401(k) Plan (the "Multiemployer Plan"). Accordingly, Seller and Buyer agree:

     (A) After the Closing, Buyer shall contribute to the Multiemployer Plan with respect to the operations of the Company for substantially the same number of "contribution base units" for which Seller had an "obligation to contribute" to the Multiemployer Plan (as those terms are defined in Sections 4001(a)(11) and 4212 of ERISA, respectively) pursuant to the Collective Bargaining Agreement.

     (B) Buyer shall provide to the Multiemployer Plan, for a period of five consecutive plan years commencing with the first plan year beginning after the Closing, either a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan. The amount of such bond or escrow deposit shall be equal to the greater of (A) the average annual contribution that Seller was required to make under the Multiemployer Plan with respect to the operations of the Company for the three plan years immediately preceding the plan year in which the Closing occurs, or
          (B) the annual contribution that Seller was required to make under the Multiemployer Plan with respect to the operations of the Company for the last plan year immediately preceding the plan year in which the Closing occurs.

     (C) If Buyer completely or partially withdraws from the Multiemployer Plan prior to the end of the fifth plan year beginning after the Closing, and the resulting liability of Buyer with respect to the Multiemployer Plan is not paid, then Seller shall be secondarily liable in an amount not to exceed the amount of withdrawal liability Seller would have had to pay to the Multiemployer Plan as a result of the transactions contemplated by this Agreement but for Section 4204 of ERISA. Buyer shall indemnify Seller against any liability incurred by Seller pursuant to this clause (iii).

          (ii) Seller shall cooperate with Buyer if Buyer wishes to prepare and submit to the Multiemployer Plan or the Pension Benefit Guaranty Corporation (PBGC) a request for a variance of exemption from the bond/escrow requirement of Section 4204(a)(1)(B) of ERISA (as described in clause (ii) of this subsection). Unless and until such a variance or exemption is granted, Buyer shall comply with the bond/escrow requirement, except to the extent provided in PBGC Regulation Section 2643.11(d).

3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

     (a) Seller is, and at all times since March 31, 2003, has been, in full compliance with each legal requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any legal requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Seller has not received, at any time since

     March 31, 2003, any notice or other communication (whether oral or written) from any governmental body or any other person or entity regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Exhibit D contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Assets. Each Governmental Authorization listed or required to be listed in Exhibit D is valid and in full force and effect. Seller is, and at all times since March 31, 2003, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Exhibit D. No event has occurred or circumstance exists that may (with or without notice or lapse of time)
     (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Exhibit D or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Exhibit D. Seller has not received, at any time since March 31, 2003, any notice or other communication (whether oral or written) from any governmental body or any other person or entity regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Exhibit D have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental bodies. The Governmental Authorizations listed in Exhibit D collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

3.13 LEGAL PROCEEDINGS; ORDERS. There is no pending or, to Seller's knowledge, threatened proceeding (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the Assets owned or used by, Seller; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

To the knowledge of Seller, other than the events leading to the incurring of the Assumed Liabilities, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

3.14 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the Balance Sheet, Seller has conducted its business only in the ordinary course of business and there has not been any:

     (a) payment (except in the ordinary course of business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

     (b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

     (c) damage to or destruction or loss of any Asset, whether or not covered by insurance;

     (d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least One hundred dollars ($100.00);

     (e) sale (other than in the ordinary course of business), lease or other disposition of any Asset or property of Seller or the creation of any encumbrance on any Asset;

     (f) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

     (g) material change in the accounting methods used by Seller; or

     (h) Contract by Seller to do any of the foregoing.

3.15 CONTRACTS; NO DEFAULTS.

     (a) Exhibit C contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

          (i) each Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of One hundred dollars ($100.00);

          (ii) each Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of One hundred dollars ($100.00);

          (iii) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of One hundred dollars ($100.00);

          (iv) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One hundred dollars ($100.00) and with a term of less than one year);

          (v)  each   Contract   with  any   labor   union  or  other   employee
     representative of a group of employees relating to wages, hours and other conditions of employment;

          (vi) each Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other person or entity;

          (vii) each Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any person or entity;

          (viii) each Contract providing for payments to or by any person or entity based on sales, purchases or profits, other than direct payments for goods or services;

          (ix) each power of attorney of Seller that is currently effective and outstanding;

          (x) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

          (xi) each Contract for capital expenditures in excess of One hundred dollars ($100.00);and

          (xii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     (b) No shareholder of Seller has or may acquire any rights under, and no shareholder of Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

     (c) Each Contract identified or required to be identified in Exhibit C is in full force and effect and is valid and enforceable in accordance with its terms. Each Contract identified or required to be identified in Exhibit C is assignable by Seller to Buyer without the consent of any other Person, except where noted. To the knowledge of Seller, no Contract identified or required to be identified in Exhibit C will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

     (d) Seller is, and at all times since March 31, 2003, has been, in compliance with all applicable terms and requirements of each Contract which is being assumed by Buyer. Each other person or entity that has or had any obligation or liability under any Contract which is being assigned to Buyer is, and at all times since March 31, 2003, has been, in full compliance with all applicable terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract that is being assigned to or assumed by Buyer. No event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any encumbrance affecting any of the Assets. Seller has not given to or received from any other person or entity, at any time since March 31, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

     (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any person or entity having the contractual or statutory right to demand or require such renegotiation and no such person or entity has made written demand for such renegotiation.

     (f) Each Contract relating to the sale or provision of products or services by Seller has been entered into in the ordinary course of business of Seller and has been entered into without the commission of any act alone or in concert with any other person or entity, or any consideration having been paid or promised, that is or would be in violation of any legal requirement.

3.16 INSURANCE.

     (a) Seller has delivered to Buyer:

          (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 1999, a list of which is included in Schedule 3.16(a);

          (ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and

          (iii) any statement by any consultant or risk management advisor with regard to the adequacy of Seller's coverage or of the reserves for claims.

     (b) Schedule 3.16(b) describes:

          (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

          (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

          (iii) all obligations of Seller to provide insurance coverage to third parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

     (c) Schedule 3.16(c) sets forth, by year, for the current policy year and since January 1, 1999:

          (i) a summary of the loss experience under each policy of insurance;

          (ii) a statement describing each claim under a policy of insurance for an amount in excess of One hundred dollars ($100.00), which sets forth:

          (A)  the name of the claimant;

          (B) a description of the policy by insurer, type of insurance and period of coverage; and

          (C)  the amount and a brief description of the claim; and

          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     (d) All policies of insurance to which Seller is a party or that provide coverage to Seller:

          (A)  are valid, outstanding and enforceable;

          (B)  are issued by an insurer that is financially sound and reputable;

          (C) taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and

          (D) are sufficient for compliance with all legal requirements and Contracts. Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller. Seller has given notice to the insurer of all claims that may be insured thereby.


3.17 LABOR DISPUTES; COMPLIANCE.

     (a) Seller has complied in all respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and similar legal requirements, the payment of social security and similar taxes and occupational safety and health. Seller is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

     (b) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract. Since June 30, 1999, there has not been, there is not presently pending or existing, and to Seller's knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller. To Seller's knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is not pending or, to Seller's knowledge, threatened against or affecting Seller any proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental body, and there is no organizational activity or other labor dispute against or affecting Seller. No application or petition for an election of or for certification of a collective bargaining agent is pending. No grievance or arbitration proceeding exists that might have an adverse effect upon Seller or the conduct of its business. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. To Seller's knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar governmental body.

3.18 INTELLECTUAL PROPERTY ASSETS. The Intellectual Property assets of Seller consist of the license to the computer software, trade names and the URLs identified in Schedule 3.18. Seller has no registered and unregistered trademarks, service marks and applications (collectively, "Marks"); registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights"); know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); or rights in internet web sites and internet domain names presently used by Seller (collectively "Net Names").

3.19 DISCLOSURE.

     (a) No representation or warranty or other statement made by Seller in this Agreement, or the certificates delivered pursuant to this Agreement or otherwise made in connection with the transactions contemplated herein contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     (b) Seller does not have knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the related documents.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now conducted.

4.2 AUTHORITY; NO CONFLICT

     (a) This Agreement, and the related documents delivered by Buyer at the Closing, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the related documents delivered by Buyer at the Closing and to perform its obligations under such Agreement and related documents, and such action has been duly authorized by all necessary corporate action.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated herein by Buyer will give any person or entity the right to prevent, delay or otherwise interfere with any of the transactions contemplated herein pursuant to:

          (i) any provision of Buyer's governing documents;

          (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

          (iii) any legal requirement or order to which Buyer may be subject; or

          (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     Buyer is not and will not be required to obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

4.3 CERTAIN PROCEEDINGS. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein. To Buyer's knowledge, no such proceeding has been threatened.

5. Covenants of Seller.

5.1 REQUIRED APPROVALS. As promptly as practicable after the Closing, Seller shall make all filings required by legal requirements to be made by it in order to consummate the transactions contemplated herein. Seller also shall cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make or, pursuant to legal requirements, shall be required to make in connection with the transactions contemplated herein.

5.2 BEST EFFORTS.  Seller shall use its best efforts to cause the  conditions in
Article 7 and Section 8.3 to be satisfied.

5.3 CHANGE OF NAME. Seller shall (a) amend its governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller's present name.

5.4 PAYMENT OF LIABILITIES. Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations other than the Assumed Liabilities.

5.5 CURRENT EVIDENCE OF TITLE. Seller shall furnish to Buyer, at Seller's expense complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which Seller is incorporated, the state in which Seller maintains its principal place of business, each jurisdiction in which a filing would be required in order to perfect a security interest in the Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Facility is located and wherever else Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of Intangible Personal Property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of encumbrances, other than as permitted under this Agreement.

6. Covenants of Buyer.

6.1 REQUIRED APPROVALS. As promptly as practicable after the Closing, Buyer shall make, or cause to be made, all filings required by legal requirements to be made by it to consummate the transactions contemplated herein. Buyer also shall cooperate with Seller (a) with respect to all filings Seller shall be required by legal requirements to make and (b) in obtaining all consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2 BEST  EFFORTS.  Buyer shall use its best efforts to cause the  conditions in
Article 8 and Section 7.3 to be satisfied.

7. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be accurate in all material respects.

7.2 SELLER'S PERFORMANCE. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 CONSENTS. Each of the consents identified in Schedule 3.2(c) shall have been obtained and shall be in full force and effect.

7.4 ADDITIONAL DOCUMENTS. Seller shall have caused the documents and instruments required by Section 2.2(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

     (a) Releases of all encumbrances on the Assets, other than encumbrances permitted hereby;

     (b) Such other documents as Buyer may reasonably request for the purpose of:

          (i) evidencing the accuracy of any of Seller's representations and warranties;

          (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

          (iii) evidencing the satisfaction of any condition referred to in this
     Article 7; or

          (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

7.5 NO CONFLICT. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any person related to Buyer to suffer any adverse consequence under (a) any applicable legal requirement or order or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body, excluding Bulk Sales Laws.

7.6 GOVERNMENTAL AUTHORIZATIONS. Buyer shall have received such governmental authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.7 EMPLOYEES.

     (a) Buyer shall have entered into employment agreements with those employees of Seller identified in Schedule 7.7.

     (b) Those key employees of Seller identified on Schedule 7.7, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

     (c) Substantially all other employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

8. Conditions Precedent to Seller's Obligation to Close. Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be accurate in all material respects.

8.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 ADDITIONAL DOCUMENTS. Buyer shall have caused the documents and instruments required by Section 2.2(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Shareholders:

     (a) an opinion of Alan  Schacter,  dated the Closing  Date,  in the form of
     Schedule 8.3; and

     (b) such other documents as Seller may reasonably request for the purpose of

          (i) evidencing the accuracy of any representation or warranty of Buyer,

          (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

          (iii) evidencing the satisfaction of any condition referred to in this
     Article 8.

8.4 NO INJUNCTION. There shall not be in effect any legal requirement or any injunction or other order that (a) prohibits the consummation of the transactions contemplated herein and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. Termination. This Agreement may be terminated by mutual consent of Buyer and Seller. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Articles 11 and 12 will survive.

10. Additional Covenants.

10.1 EMPLOYEES AND EMPLOYEE BENEFITS

     (a) Employment of Active Employees by Buyer.

          (i) Schedule 10.1(a) contains a list of Seller's employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Effective immediately upon the Closing, Seller will terminate the employment of all of its Hired Active Employees.

          (ii) Seller shall not solicit the continued employment of any Hired Active Employee after the Closing.

          (iii) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

     (c) Salaries and Benefits.

          (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the date of the Closing, including pro rata bonus payments and all vacation pay earned prior to the date of the Closing; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.

          (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the date of the Closing under the Employee Plans.

     (d) Seller's Retirement and Savings Plans.

          (i) All Hired Active Employees who are participants in Seller's retirement plans shall retain their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller (or Seller's retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

     All Hired Active Employees shall become fully vested in their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

          (ii) Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the date of the Closing and all payments thereafter shall be made from such plan as provided in the plan.

     (e) No Transfer of Assets. Seller will not make any transfer of pension or other employee benefit plan assets to Buyer.

10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER. Seller shall pay in a timely manner all taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the person or entity on whom such taxes are imposed by legal requirements.

10.3 PAYMENT OF OTHER RETAINED LIABILITIES. In addition to payment of taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other liabilities of Seller under this Agreement. If any such liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the date of the Closing elect to make all such payments directly (but shall have no obligation to do so) and shall promptly be reimbursed by Seller for all payments so made.

10.4 RESTRICTIONS ON SELLER DISSOLUTION AND DISTRIBUTIONS. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of (a) Seller's payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 10.2 and 10.3; or
(c) the lapse of more than one year after the date of the Closing.

10.4 ASSISTANCE IN PROCEEDINGS. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any proceeding involving or relating to (a) any transaction contemplated herein or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing involving Seller or its business.

10.5 NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

     (a) Noncompetition. For a period of Two (2) years after the Closing Date, Seller shall not, anywhere in any jurisdiction in which Seller has or is at the time of the Closing doing business, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the PEO business ("Competing Business"), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) Five percent (5%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. Seller shall obtain written agreements in the form of Exhibit "J" from W. Revel Bellamy and Timothy L. Maness agreeing to these same non-competition terms.

     (b) Non-solicitation. For a period of Two (2) years after the date of the Closing, Seller shall not, directly or indirectly:

          (i) solicit the business of any person or entity who is a customer of Buyer;

          (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

          (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller as of the Closing or within the year preceding the Closing to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

          (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

     Seller shall obtain written agreements in the form of Exhibit "J" from W. Revel Bellamy and Timothy L. Maness agreeing to these same non-solicitation terms.

     (c) Non-disparagement. After the Closing, Seller will not disparage Buyer or any of Buyer's shareholders, directors, officers, employees or agents.

     Seller shall obtain  written  agreements in the form of Exhibit "J" from W.
     Revel   Bellamy   and   Timothy   L.   Maness   agreeing   to  these   same
     non-disparagement terms.

     (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in
     Section 10.5(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     This Section 10.5 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

     (e) The provisions of this Section 10.5 and the agreements signed by Messrs. Bellamy and Maness, as required in Paragraphs 10.5(a), (b) and (c), above, shall be terminated and/or unenforceable if this Agreement is terminated due to the breach of the Buyer.

10.6 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.7 RETENTION OF AND ACCESS TO RECORDS. After the Closing, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing, Seller shall provide Buyer and its representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.8 FURTHER ASSURANCES. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

10.9 CONDUCT OF BUSINESS AFTER CLOSING The parties agree that through December 31, 2003, Seller will continue to provide all services required under the Contracts with Seller's PEO clients under the terms of said Contracts. Seller shall use the Asstes acquired by Buyer and the employees hired by Buyer to provide such services. On or before the tenth day of each month, Seller shall pay to Buyer the amount received from PEO clients for such services during the prior month less the amount paid out in rendering such services during the prior month. Should Seller not receives a sufficient amount to meet the obligations of rendering such services, Buyer will provide additional funds up to the amount required to render such services.

11. Indemnification; Remedies.

11.1 SURVIVAL. All representations, warranties, covenants and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated herein. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER. Seller will indemnify and hold harmless Buyer, and its representatives, shareholders, subsidiaries and related persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim, arising from or in connection with:

     (a) any Breach of any representation or warranty made by Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

     (b) any breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

     (c) any Liability arising out of the ownership or operation of the Assets prior to the Closing other than the Assumed Liabilities;

     (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person or entity with Seller (or any person acting on its behalf) in connection with any of the transactions contemplated herein;

     (g) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the transactions contemplated herein;

     (i) any Employee Plan established or maintained by Seller; or

     (j) any Retained Liabilities.

11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

     (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (c) any claim by any person or entity for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person or entity with Buyer (or any Person acting on Buyer's behalf) in connection with any of the transactions contemplated herein;

     (d) any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Hired Employees subsequent to the Closing; or

     (e) any Assumed Liabilities.

11.4 LIMITATIONS ON AMOUNT. Buyer will have liability (for indemnification or otherwise) with respect to claims under Section 11 only for an amount equal to the amount of the Purchase Price paid by Buyer as of the date that the claim for indemnification is made.

11.5 TIME LIMITATIONS.

     (a) After the Closing, Seller will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing (other than those in Sections 2.1 and 2.2(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.14 and 3.16, as to which a claim may be made at any time), only if on or before September 30, 2003, Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

     (b) After the Closing, Buyer will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty, only if on or before September 30, 2003, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

11.6 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

12. Confidentiality.

12.1 DEFINITION OF CONFIDENTIAL INFORMATION

     (a) As used in this Article 12, the term "Confidential Information" includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party or its representatives ("Disclosing Party") to the other party or its Representatives ("Receiving Party"):

               (i) all information that is a trade secret under applicable trade secret or other law;

               (ii) all information concerning data, know-how, ideas, past, current and planned methods, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

               (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

               (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.


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


     (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.


12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION

     (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller(each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the transactions contemplated herein and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective representatives; (v) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its representatives.

     (b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.

     (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities.

12.3 EXCEPTIONS. Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its representatives; (b) was or is developed by the


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


Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4 LEGAL PROCEEDINGS. If a Receiving Party becomes compelled in any proceeding or is requested by a governmental body having regulatory jurisdiction over the transactions contemplated herein to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such governmental body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person or entity to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any proceedings between the parties to this Agreement.

12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

13. General Provisions.

13.1 EXPENSES. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expense of its representatives.

13.2 PUBLIC ANNOUNCEMENTS. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Buyer determines. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated herein, and Buyer will have the right to be present for any such communication.


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


13.3 NOTICES. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Buyer: The Resourcing Solutions Group, Inc.
Attention: D.E.Calkins,
Chairman of the Board
Fax No. 703-361-6706
E-mail address: dcalkins@pacel.com


Seller: Asmara, Inc.
Attn:  W. Revel Bellamy,
President
10108 Industrial Drive
Pineville, NC 28134
Fax no.: 704-643-0678
E-mail address: rbellamy@asmaraus.com

13.4 JURISDICTION; SERVICE OF PROCESS. Any proceeding arising out of or relating to this Agreement or any transaction contemplated herein must be brought in the courts of the State of Nevada, or, if it has or can acquire jurisdiction, in the United States District Court for Nevada, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or any transaction contemplated herein in any other court.

13.5 ENFORCEMENT OF AGREEMENT. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.


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


13.6 WAIVER; REMEDIES CUMULATIVE. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement (along with Exhibits, Schedules and other documents delivered pursuant to this Agreement) supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with Exhibits, Schedules and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


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


13.10 LIQUIDATED DAMAGES.

     (a) If, prior to the Closing, the Buyer materially fails to meet its obligations under this Agreement or fails to close on the transactions contemplated hereby, unless the Buyer is not required to close pursuant to the terms hereof, the Seller may lawfully terminate this Agreement in accordance with the notice and lapse of time requirements of Article 9, and if this Agreement is so terminated, an aggregate of $10,000.00 shall be payable by the Buyer to the Seller, all as liquidated damages to Seller, and such payment shall be the sole remedy of the Seller and the Company against the Buyer with respect to any rights or obligations arising between them as a result of the relationship created between by this Agreement, or created otherwisethe Seller shall have the right to pursue all remedies available at law or in equity.

     (b) Notwithstanding the foregoing, in addition to the right to seek and obtain any damages which the Buyer may have against the Sellers or the Company with respect to any rights arising between them as a result of this Agreement, or otherwise, the Buyer shall have the right to seek specific performance against the Sellers (or the Company) compel either, or both, to perform any act required of them under the terms of this Agreement or the Related Agreements.

13.11 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," and "Sections" refer to the corresponding Articles and Sections of this Agreement.

13.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts-of-laws principles that would require the application of any other law.

13.14 EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.




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





IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer: The Resourcing Solutions Group, Inc.

By: /s/David E.Calkins
    -----------------------------

Its: Chairman of the Board
     ----------------------------




Seller: Asmara, Inc.

By: /s/W. Revel Bellamy
    -----------------------------

Its: President
     ----------------------------




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